Page 48 of 51 Pages

                                                                     EXHIBIT QQQ

                               WAIVER AND CONSENT

                                OF THE HOLDERS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK,
                      SERIES B CONVERTIBLE PREFERRED STOCK,
                      SERIES C CONVERTIBLE PREFERRED STOCK
                                       AND
                     SERIES 2002 CONVERTIBLE PREFERRED STOCK
                                OF BLUEFLY, INC.

          The undersigned, constituting the holders of all of the issued and outstanding shares of the Series A Convertible Preferred Stock (the "Series A Preferred Stock"), the Series B Convertible Preferred Stock (the "Series B
Preferred Stock"), the Series C Convertible Preferred Stock (the "Series C Preferred Stock") and the Series 2002 Convertible Preferred Stock (the "Series 2002 Preferred Stock") of Bluefly, Inc., a Delaware corporation (the "Corporation"), hereby covenant and agree as follows and adopt the following resolutions pursuant to Section 228 of the General Corporation Law of the State of Delaware in lieu of holding meetings of the holders of Series A Preferred Stock (the "Series A Preferred Stockholders"), the holders of Series B Preferred Stock (the "Series B Preferred Stockholders"), the holders of Series C Preferred Stock (the "Series C Preferred Stockholders") and the holders of the Series 2002 Preferred Stock (the "Series 2002 Preferred Stockholders"), and direct that this waiver and consent be filed with the minutes of the Corporation:

     WHEREAS, the Corporation desires to issue and sell to Quantum Industrial Partners LDC and SFM Domestic Investments LLC (collectively, the "Investors"), pursuant to a Series D Preferred Stock Purchase Agreement substantially in the form attached hereto as Exhibit A (the "Series D Preferred Stock Purchase Agreement") for an aggregate purchase price of $4,027,123, an aggregate of 4,027.123 shares (the "Purchased Shares") of newly-designated Series D Convertible Preferred Stock, par value $0.01 per share (the "Series D Preferred Stock"), having the rights and preferences set forth in the Certificate of Designations of Series D Preferred Stock attached hereto as Exhibit B;

     WHEREAS, the Investors currently own, among other things, (a) an aggregate of two thousand, one hundred (2,100) shares of the Series 2002 Preferred Stock and (b) convertible demand promissory notes, dated January 28, 2003, issued by the Corporation in the aggregate principal amount of one million dollars ($1,000,000), and with accrued and unpaid interest thereon, as of the date hereof, in the aggregate amount of $9,425 (the "2003 Notes");

     WHEREAS, the Series 2002 Preferred Stock and the 2003 Notes are convertible, at the holder's option, into the equity securities sold by the Corporation in any round of financing consummated after the date of their issuance, and the Investors desire, pursuant to the conversion provisions of the Series 2002 Preferred Stock and the 2003 Notes, to convert their Series 2002 Preferred Stock and 2003 Notes into an aggregate of 3,109.425 shares of Series D Preferred Stock (the "Conversion Shares," and, together with the Purchased Shares, the "Shares");


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                                                             Page 49 of 51 Pages


     WHEREAS, under the terms of the Series D Preferred Stock Purchase Agreement, the Investors will provide the Corporation with a standby commitment to make an additional investment in the Corporation in the amount of the Commitment Amount (as defined in the Series D Preferred Stock Purchase Agreement), and the conversion price of the equity securities issued in connection with a funding of the Commitment Amount ("Standby Commitment Securities") may be less than the conversion price of the Series B Preferred Stock and the Series C Preferred Stock;

     WHEREAS, Sections 5.5.1 and 5.6.1 of the Corporation's certificate of incorporation (the "Certificate of Incorporation") provide that, without the approval of the holders of a majority of each of the Series A Preferred Stock and Series B Preferred Stock, voting separately as a class, the Corporation shall not, among other things, issue or sell securities of the Corporation, repurchase or redeem debt or incur indebtedness in excess of $1,000,000;

     WHEREAS, Section 5.1 of the Certificate of Designations relating to the Series C Preferred Stock (the "Series C Certificate of Designations") provides that, without the approval of the holders of a majority of the Series C Preferred Stock, voting separately as a class, the Corporation shall not, among other things, issue or sell securities of the Corporation, repurchase or redeem debt or incur indebtedness in excess of $1,000,000;

     WHEREAS, Section 5.11 of the Certificate of Incorporation provides certain preemptive rights to the Series A Preferred Stockholders and Series B Preferred Stockholders with respect to certain proposed issuances of securities of the Corporation;

     WHEREAS, Section 9 of the Series C Certificate of Designations provides certain preemptive rights to the Series C Preferred Stockholders with respect to certain proposed issuances of securities of the Corporation;

     WHEREAS, Section 7 of the Certificate of Designations relating to the Series 2002 Preferred Stock (the "Series 2002 Certificate of Designations") provides that, without the prior approval of the holders of a majority of the shares of the Series 2002 Preferred Stock, the Corporation shall not designate or issue any shares of capital stock of the Corporation, or any rights, warrants or options exchangeable for or convertible into capital stock of the
Corporation, ranking pari passu with or senior to the Series 2002 Preferred Stock in the event of a liquidation, dissolution or winding up of the Corporation, and the Series D Preferred Stock would rank pari passu with the Series 2002 Preferred Stock with respect to such matters; and

     WHEREAS, Section 5.8.6 of the Certificate of Incorporation provides for the Series B Conversion Price (as defined in the Certificate of Incorporation) to be adjusted in the event that the Corporation issues Securities (as defined in the Certificate of Incorporation) at a price per share less than the Series B Conversion Price (the "Series B Anti-Dilution Provision"), and Section 6.5 of the Series C Certificate of Designations provides for the Series C Conversion Price (as defined in the Series C Certificate of Designations) to be adjusted in the event that the Corporation issues Securities (as defined


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                                                             Page 50 of 51 Pages


in the Series C Certificate of Designations) at a price per share less than the Series C Conversion Price (the "Series C Anti-Dilution Provision," and, together with the Series B Anti-Dilution Provision, the "Anti-Dilution Provisions").

NOW, THEREFORE, BE IT:

     RESOLVED, that (1) the designation of the Series D Preferred Stock, (2) the issuance and sale to the Investors, pursuant to the Series D Preferred Stock Purchase Agreement, of the Shares, (3) the issuance of shares of Common Stock upon the conversion of the Shares and (4) the prepayment of the Series 2002 Notes (as defined in the Series D Preferred Stock Purchase Agreement) are each hereby approved in all respects; and it is further

     RESOLVED, that the preemptive rights granted to the Series A Preferred Stockholders and Series B Preferred Stockholders pursuant to Section 5.11 of the Certificate of Incorporation, and the preemptive rights granted to the Series C Preferred Stockholders pursuant to Section 9 of the Series C Certificate of Designations are hereby waived with respect to (1) the issuance and sale of the Shares to the Investors pursuant to the Series D Preferred Stock Purchase Agreement and (2) the issuance of shares of Common Stock upon the conversion of the Shares; and it is further

     RESOLVED, that any adjustment that would otherwise be made to the Series B Conversion Price or the Series C Conversion Price pursuant to the Anti-Dilution Provisions as a result of the issuance of Standby Commitment Securities (or any equity securities issuable upon the conversion, exchange or exercise of Standby Commitment Securities) is hereby waived; and it is further

     RESOLVED, that this waiver and consent may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed one and the same instrument.


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                                                             Page 51 of 51 Pages


     IN WITNESS WHEREOF, the undersigned have caused this waiver and consent to be executed as of this 12th day of March, 2003.

                                         QUANTUM INDUSTRIAL PARTNERS LDC


                                         By:
                                            ------------------------------------
                                         Name:
                                         Title:

                                         SFM DOMESTIC INVESTMENTS LLC


                                         By:
                                            ------------------------------------
                                         Name:
                                         Title: